Exhibit 99.1

Investor contact:

Joe Hassett

Senior Vice President

Gregory FCA

JoeH@GregoryFCA.com

MeetMe Announces Expected Second Quarter 2014 Results

NEW HOPE, Pa.—July 22, 2014—MeetMe, Inc. (NASDAQ: MEET), the public market leader for social discovery, today announced that its second quarter revenue is estimated to be $10.7 million, an increase of 12% as compared to $9.5 million for its second fiscal quarter ended June 30, 2013. The estimated increase in revenue compared to the corresponding period in 2013 is primarily due to increased mobile revenue. Mobile revenue is estimated to be $5.6 million, an increase of 114% as compared to $2.6 million for its second fiscal quarter ended June 30, 2013. The estimated increase in mobile revenue compared to the corresponding period in 2013 is primarily due to higher advertising revenue.

Average mobile daily active users (DAU) for the month ended June 30, 2014 is expected to be 863,781, an increase of 12% as compared to average mobile DAU of 772,203 for the quarter ended March 31, 2014.

MeetMe expects to announce full second quarter 2014 results in early August at which point it will also furnish all additional revenue and profitability related metrics.

About MeetMe, Inc.

MeetMe® is the leading social network for meeting new people in the US and the public market leader for social discovery (NASDAQ: MEET). MeetMe makes meeting new people fun through social games and apps, monetized by both advertising and virtual currency. With 75 percent of traffic coming from mobile, MeetMe is fast becoming the social gathering place for the mobile generation. The Company operates MeetMe.com and MeetMe apps on iPhone, iPad, and Android in multiple languages including English, Spanish, Portuguese, French, Italian, German, Chinese (Traditional and Simplified), Russian, Japanese, Dutch, Turkish and Korean. For more information, please visit www.meetmecorp.com.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding expected revenue, including expected mobile and advertising revenue, and expected daily active users (DAU). All statements other than statements of historical facts contained herein, including statements regarding the continued growth in our core platform, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ include the success of our advertising initiatives and mobile strategy, the impact of our new initiatives on revenue growth, and the size and engagement of our user base, and unforeseen technical or other problems or issues that could affect the performance of our products or our business.  Further information on our risk factors is contained in our filings with the SEC, including the Form 10-K for the year ended December 31, 2013.  Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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